Exhibit 99.1

Sutor Technology Group Limited Announces Results of 2012 Annual Meeting of Shareholders

CHANGSHU, China, May 2 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading provider of fine finished steel products used by steel fabricators and other applications in a variety of industries, today announced the results of its 2012 annual meeting of shareholders held on April 27, 2012. The following proposals were approved by the Company’s shareholders:

1. All of the nominees to the Board of Directors of the Company were elected to serve until the 2013 Annual Meeting of Shareholders;

2. Grant Thornton was ratified as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012;

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is a leading China-based non-state-owned manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. These products are used for household appliances, solar water heaters, automobiles, information technology, construction, and other applications. Currently Sutor has three operating subsidiaries located in two provinces with 12 major production lines capable of processing approximately 2 million metric tons of steel products annually. To learn more about the company, please visit http://www.sutorcn.com/en/index.php.

For more information, please contact:

Mr. Jason Wang, Director of IR

Sutor Technology Group Limited

Tel: +86-512-5268-0988

http://www.sutorcn.com